Exhibit 5.1

December 27, 2013

Sabine Pass Liquefaction, LLC

700 Milam Street, Suite 800

Houston, Texas 77002

Re:	Sabine Pass Liquefaction, LLC Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sabine Pass Liquefaction, LLC, a Delaware limited liability company (the “Company”), in connection with the public offering (the “Exchange Offer”) of (i) $2,000,000,000 aggregate principal amount of the Company’s 5.625% Senior Secured Notes due 2021 (the “New 2021 Notes”) to be issued in exchange for a like principal amount of issued and outstanding 5.625% Senior Secured Notes due 2021 (the “Old 2021 Notes”), as contemplated by the Registration Rights Agreement dated as of February 1, 2013, by and between the Company and the Initial Purchasers party thereto (the “2021 Registration Rights Agreement”), and (ii) $1,000,000,000 aggregate principal amount of the Company’s 5.625% Senior Secured Notes due 2023 (the “New 2023 Notes”, and together with the New 2021 Notes, the “Exchange Notes”) to be issued in exchange for a like principal amount of issued and outstanding 5.625% Senior Secured Notes due 2023 (the “Old 2023 Notes”), as contemplated by the Registration Rights Agreement dated as of April 16, 2013, by and between the Company and the Initial Purchasers party thereto (the “2023 Registration Rights Agreement”). The Exchange Notes are to be issued under the Indenture dated as of February 1, 2013, by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as modified by a First Supplemental Indenture dated April 16, 2013 and a Second Supplemental Indenture dated April 16, 2013 (as so modified, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	Amendment No.1 to the registration statement on Form S-4 of the Company, filed with the Securities and Exchange Commission (the “SEC”) on December 27, 2013 (the “Registration Statement”);

(b)	the 2021 Registration Rights Agreement;

(c)	the 2023 Registration Rights Agreement;

(d)	the Indenture; and

(e)	the form of the Exchange Notes attached to the Indenture.

Sabine Pass Liquefaction, LLC

December 27, 2013

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In rendering the opinion set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals, (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies, (v) the authenticity of the originals of such latter documents and (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We express no opinion other than as to (i) the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and the Exchange Notes and (ii) the Delaware Limited Liability Company Act (including in the case of the immediately preceding clause (ii), the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws or acts).

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Exchange Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the 2021 Registration Rights Agreement or the 2023 Registration Rights Agreement, as applicable, and the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company.

Our opinion expressed above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

Sabine Pass Liquefaction, LLC

December 27, 2013

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP